                                                      EXHIBIT 3
COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT (this “Agreement”) is made effective as of May 20, 2013, between COFFEYVILLE REFINING & MARKETING, INC., a Delaware limited liability company (“Seller”), and AMERICAN ENTERTAINMENT PROPERTIES CORP., a Delaware corporation (“Buyer”).

RECITAL

Upon the terms and subject to the conditions set forth herein, Seller desires to sell and Buyer desires to purchase 2,000,000 common units representing limited partner interests (“Common Units,” and such Common Units, the “Subject Units”) in CVR Refining, LP, a Delaware limited partnership (the “Partnership”) at the same per unit price and at the same time as up to an aggregate of 13,800,000 Common Units are to be sold to the public in connection with a public offering of Common Units contemplated by the Partnership’s prospectus dated May 14, 2013 (the “Public Sale”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Purchase and Sale of the Units

1.1 Sale of the Units.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Subject Units in consideration of an aggregate payment of $61,500,000 (the “Purchase Price”) by Buyer.  The per unit purchase price is equal to the $30.75 price per Common Unit to be paid by the public in the Public Sale as set forth in Schedule B to the underwriting agreement, dated May 14, 2013, between Seller, the representative of the underwriters named therein and the other parties thereto (the “Underwriting Agreement”).

1.2 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10 am New York City time on May 23, 2013.

1.3 Closing Deliveries

(a) At the Closing, Buyer shall deliver to Seller as consideration for the Subject Units purchased by Buyer an acknowledgement of receipt of the Purchase Price.

(b) At the Closing, Seller shall cause Seller’s transfer agent to record the ownership of the Subject Units on the records of the transfer agent in accordance with instructions from Buyer.

1.4 Closing Condition; Termination.  Buyer’s obligation to purchase the Subject Units in accordance with this Agreement is subject to the closing of the Public Sale contemplated by the Underwriting Agreement. If the Underwriting Agreement is terminated prior to the closing of the Public Sale, this Agreement shall automatically terminate.

Section 2. Representations and Warranties

2.1 Buyer’s Representations and Acknowledgements.  Buyer represents and warrants to Seller that:

(a) Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms; and

(b) The Subject Units are being acquired solely for the account of Buyer and not with a view to, or for resale in connection with, a distribution of all or any part thereof.

Buyer acknowledges and understands that the Subject Units have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and therefore are subject to resale restrictions. Buyer agrees to the placement of a legend on any certificate representing the Subject Unit or on the records of the transfer agent to the effect that the Subject Units may not be sold without registration under the 1933 Act or pursuant to an exemption from registration.

2.2 Seller’s Representations.  Seller represents and warrants to Buyer that:

(a) Seller has all necessary power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(b) No consent, approval or authorization of any third party is required for consummation by Seller of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Seller or the Subject Units may be subject, or that would create a lien, security interest, encumbrance or restriction of any kind upon the Subject Units; and

(c) Upon the payment for the Subject Units in accordance with the terms of this Agreement, good and marketable title to all of the Subject Units, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind, will be sold to and vest in Buyer.

2.3 Survival; Indemnity.  All representations and warranties made herein shall survive the Closing. Buyer agrees to indemnify and hold Seller harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Buyer herein and Seller agrees to indemnify and hold Buyer harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Seller herein.

Section 3. Further Assurances

Each party agrees to, at any time and from time to time, promptly execute and deliver such further agreements, documents and instruments, and promptly take or forbear from taking such further actions as the other party may reasonably request in order to more effectively confirm or carry out the provisions of this Agreement.

Section 4. Miscellaneous

4.1 Entire Agreement.  Each party hereto acknowledges that this Agreement embodies the entire agreement and understanding between them with respect to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof. This Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought.

4.2 Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives and assigns.

4.3 Governing Law.  This Agreement shall be governed by and construed under the laws of the state of New York.

4.4 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this COMMON UNIT PURCHASE AGREEMENT as of the date first written above.

SELLER:

COFFEYVILLE REFINING &
MARKETING, INC.

By:
Name:
Title:

BUYER:

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:
Name:
Title:

Signature Page
May 2013 Common Unit Purchase Agreement